Exhibit 21.1
Viper Energy, Inc.
Significant Subsidiaries of Registrant

Name of Subsidiary	Jurisdiction of Incorporation
Sitio Royalties Corp.	Delaware
Viper Energy Partners LP	Delaware
VNOM Holding Company LLC	Delaware
VNOM Sub, Inc	Delaware